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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The following are subsidiaries of America Online Latin America, Inc:

1.    America Online Caribbean Basin, Inc., a Delaware corporation.

2.    AOL Latin America Management LLC, a Delaware limited liability company.

3.    AOL Latin America, S.L., a corporation organized under the laws of Spain.

4.    AOL Argentina S.R.L., a corporation organized under the laws of Argentina.

5. AOL Brasil Ltda., a corporation existing under the laws of the Federative Republic of Brazil.

6. AOL Mexico S. de R.L. de C.V., a corporation organized under the laws of Mexico.